Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-179867) filed with the Securities and Exchange Commission on March 2, 2012 and related Prospectus and Prospectus Supplement of American Financial Group, Inc. (the Company) for the registration of its Subordinated Debentures and to the incorporation by reference therein of our reports dated February 28, 2014, with respect to the consolidated financial statements and schedules of the Company, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

September 15, 2014